UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON	93-0822509
(State of incorporation or organization)	(IRS Employer Identification No.)

150 Avery Street Walla Walla, Washington	99362
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
Share Purchase Rights	Nasdaq Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   [  ]

Securities Act registration statement file number to which this form relates:   Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Item 1.                    Description of Registrant's Securities to be Registered.

Key Technology, Inc. (the "Company") hereby amends Item 1 of its Form 8-A registration statement filed with the Securities and Exchange Commission on June 24, 1998 (the "Registration Statement") by adding the following paragraphs:

On November 13, 2007, the Company and American Stock Transfer and Trust Company ("AmStock") entered into a Second Amended and Restated Rights Agreement (the "Amended Rights Agreement"), which amended and restated the Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C. (predecessor to AmStock), dated June 20, 1998, as amended and restated on April 1, 2001 (the "Original Rights Agreement").

The Amended Rights Agreement extended the expiration date of the rights granted under the Original Rights Agreement from November 14, 2007 to November 14, 2017. The Amended Rights Agreement also extended the time during which the Board of Directors of the Company may redeem the rights following a Stock Acquisition Date (as defined in the Amended Rights Agreement) from ten days to twenty days, and made certain other immaterial changes.

The foregoing description of the Amended Rights Agreement is qualified in its entirety by reference to the Amended Rights Agreement.  A copy of the Amended Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  Except as set forth above, the summary of the principal terms of the Original Rights Agreement set forth in Item 1 of the Registration Statement is unchanged.

Item 2.                    Financial Statements and Exhibits.

4.1
Second Amended and Restated Rights Agreement, dated as of November 13, 2007, between Key Technology, Inc. and American Stock Transfer and Trust Company (incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2007)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KEY TECHNOLOGY, INC.

/s/ David M. Camp
David M. Camp
President and Chief Executive Officer

Dated: January 16, 2008